EXHIBIT 5.1

Stradling Yocca Carlson & Rauth
Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

November 15, 2004

DynTek, Inc.
18881 Von Karman Ave., Suite 250
Irvine, California 92612

  Re:
  DynTek, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 to be filed by DynTek, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (as may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 18,816,690 shares of Common Stock of the Company, $0.0001 par value (the "Securities"). The Securities consist of shares issuable upon conversion of convertible notes sold in a private placement on October 15, 2004 and shares of Common Stock that are issuable upon exercise of the warrants that were issued in connection with the private placement. The Securities also include 793,650 shares of Common Stock to be issued to the former shareholders of Redrock Communications Solutions, Inc. in connection with the Company's acquisition of that company on September 29, 2004 (the "Redrock Acquisition") and 4,280,000 shares of Common Stock that may be issued to the former shareholders of Integration Technologies, Inc. in connection with the Company's acquisition of that company on October 18, 2004 (the "ITI Acquisition"). The Securities also include 1,150,000 shares of Common Stock that are issuable upon exercise of a warrant we issued in connection with a letter agreement relating to the engagement of an advisor regarding mergers and acquisitions. The Securities may be sold from time to time for the account of the selling stockholders set forth in the Registration Statement.

        We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Securities.

        Based on the foregoing, and assuming that the full consideration of the Securities has been received by the Company, it is our opinion that the Securities, when issued in accordance with the terms of the convertible notes or the warrants, as applicable, or when issued in accordance with the terms of the applicable transaction documents for the Redrock Acquisition and the ITI Acquisition, and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                      Very truly yours,
                      /s/ STRADLING YOCCA CARLSON & RAUTH